UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2006

TAKE TWO INTERACTIVE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

622 Broadway, New York, NY	10012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 536-2842

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 14, 2006, John F. Levy was appointed to the Registrant’s Board of Directors and Chair of the Registrant’s Audit Committee. Mr. Levy is considered a financial expert under applicable rules of the Securities and Exchange Commission.

Mr. Levy is currently the Chief Executive Officer of Board Advisory Services, a consulting firm which advises public companies in the areas of corporate governance, corporate compliance, financial reporting and financial strategies, and has extensive experience with entertainment, technology and consumer goods companies. In connection with his consulting services, Mr. Levy also currently serves as Chief Financial Officer of Universal Food & Beverage Company, a manufacturer of co-packaged, private label and branded beverage products. Mr. Levy has served as chief financial officer for several public companies. Most recently, he served in that capacity for over seven years with MediaBay, Inc., a NASDAQ company and leading provider of premium spoken word audio content. While at MediaBay, he also served for a period as its Vice Chairman.

Mr. Levy is a Certified Public Accountant with nine years' experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton. Mr. Levy has a BS degree in economics from the Wharton School of the University of Pennsylvania and received his MBA from St. Joseph's University in Philadelphia. He is the co-author of Cashin's Handbook for Auditors, 2nd Edition published by McGraw-Hill. Mr. Levy currently serves as a director of IBuyDigital.com Inc., a privately held online retailer of consumer electronics and other consumer products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC. (Registrant)

Date: March 17, 2006	By:	/s/ Karl H. Winters
Name: Karl H. Winters
Title: Chief Financial Officer